EX-d.8

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY   [GRAPHIC OMITTED]
                                                 OF NEW YORK
                                             A STOCK COMPANY
[2900 Westchester Avenue
Purchase, New York 105771]
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                                LOAN ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THE CONTRACT IS AMENDED AS FOLLOWS:

1. The LOAN INTEREST CHARGED section on CONTRACT DATA PAGE 3E is deleted and replaced with the following:

"LOAN INTEREST CHARGED:  4.00% in Policy Years 1-10 and 3.00% thereafter."

2. The POLICY LOAN PROVISIONS section is amended by the deletion of the following:

"STANDARD LOAN. Any Policy loan taken prior to the tenth Policy Anniversary. After the tenth Policy Anniversary the standard loan will be the portion of the loan in excess of the preferred loan.

PREFERRED LOAN. A preferred loan is available after the tenth Policy Anniversary. The total amount available for a preferred loan is the Policy Value in excess of total Premiums paid into the Policy. Loan amounts in excess of the amount available for the preferred loan will be treated as a standard loan. On each Policy Anniversary after the tenth anniversary, the total amount that may be classified as a preferred loan is recalculated. The portion of the loan that is less than or equal to this amount is classified as a preferred loan."

3. The POLICY LOAN PROVISIONS section is amended by the deletion of the following sentence in the LOAN REPAYMENT subsection:

"Loan repayments are applied first to standard loans."

                                SIGNED FOR THE JACKSON NATIONAL LIFE
                                INSURANCE COMPANY OF NEW YORK

                                /s/ Clark P. Manning

                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

7484NY